FOR IMMEDIATE RELEASE Harley-Davidson, Inc. Announces Appointment of Two New Independent Directors MILWAUKEE (September 15, 2025) - Harley-Davidson, Inc. ("Harley-Davidson") (NYSE: HOG) today announced that its Board of Directors (“Board”) has appointed two new independent directors, Daniel Nova and Matt Reintjes, effective September 15, 2025. Mr. Nova currently serves as General Partner of Highland Capital Partners, a venture capital fund. Mr. Reintjes is President and Chief Executive Officer at YETI Holdings, Inc. (NYSE: YETI). “Daniel and Matt distinguished themselves during our search with their broad business expertise spanning commercial strategy, brand and product development, operations, supply chain, and finance. These are skills that will be invaluable to Harley-Davidson, the Board, and Artie Starrs, as he steps into the CEO role later this year,” said Troy Alstead, Presiding Director. “Daniel has a proven track record of investing in and advising companies through transformative growth, coupled with his deep corporate governance, finance, and capital allocation experience. Matt brings the perspective of a successful, tenured CEO of a public company, leading a premium outdoor brand with an intensely loyal customer base, and the demonstrated ability to create innovative products and spur international growth. Their strengths will further enhance our Board, support the execution of our strategy and help propel Harley- Davidson toward its future vision.” Mr. Nova has served as a General Partner of Highland Capital Partners, a venture capital firm, since 1999. At Highland Capital Partners, he has played a critical role advising companies through periods of strategic growth and transition. Mr. Nova has extensive board experience at public companies, including thredUP and Eversource Energy, where he was named Lead Independent Trustee in 2024. “I am honored to join the Harley-Davidson board, and I look forward to working with the Board to continue building on the company’s storied legacy and advancing its transformation to drive growth and value creation,” said Mr. Nova. Mr. Reintjes has served as President and CEO of YETI Holdings, Inc. since 2015, and during his tenure has overseen the company’s transformation into a leading global outdoor brand with a growing international customer base. He previously held executive roles at Vista Outdoor and Danaher Corporation, building a strong reputation in product innovation and operational excellence. “Since 1903, the unique and iconic Harley-Davidson brand has represented a sense of freedom and the adventurous spirit of our riders. I am excited to join my fellow Board members in extending Harley- Davidson’s cultural legacy and delivering further value for our stakeholders,” said Mr. Reintjes. Directors Sara Levinson and Norman Thomas Linebarger announced their retirement from the Board on September 9, 2025, and September 10, 2025, respectively. Mr. Alstead added, “We are deeply grateful to Tom and Sara for their years of dedicated service to Harley-Davidson and our shareholders. Throughout their tenure, they have guided the company through significant challenges with steady leadership and unwavering commitment. We thank them sincerely for their contributions and wish them the very best in their future endeavors.” With the addition of Mr. Nova and Mr. Reintjes, the Board will have added four new independent members to its nine-member board in the last three years. In addition, as previously disclosed, the Board appointed Troy Alstead as Presiding Director effective July 30, 2025, and Chairman of the Board effective October 1, 2025.

2 Company Background  Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Our vision: Building our legend and leading our industry through innovation, evolution and emotion. Our mission: More than building machines, we stand for the timeless pursuit of adventure. Freedom for the soul. Our ambition is to maintain our place as the most desirable motorcycle brand in the world. Since 1903, Harley-Davidson has defined motorcycle culture by delivering a motorcycle lifestyle with distinctive and customizable motorcycles, experiences, motorcycle accessories, riding gear and apparel. Harley-Davidson Financial Services provides financing, insurance and other programs to help get riders on the road. Harley-Davidson also has a controlling interest in LiveWire Group, Inc., the first publicly traded all-electric motorcycle company in the United States. LiveWire is the future in the making for the pursuit of urban adventure and beyond. Drawing on its DNA as an agile disruptor from the lineage of Harley-Davidson and capitalizing on a decade of learnings in the EV sector, LiveWire's ambition is to be the most desirable electric motorcycle brand in the world. Learn more at harley- davidson.com and livewire.com.  ### (HOG-OTHER)